Exhibit 99.2
AMENDMENT NO. 1
TO
REPLACEMENT CAPITAL COVENANT
     THIS AMENDMENT NO. 1 TO REPLACEMENT CAPITAL COVENANT, dated as of December 13, 2010 (the “Amendment Effective Date”), by HUNTINGTON BANCSHARES INCORPORATED, a Maryland corporation (together with its successors and assigns, the “Corporation”), having its principal office at 41 South High Street, Columbus, Ohio 43215, in favor of and for the benefit of each Covered Debtholder (as defined in the original Replacement Capital Covenant, dated as of May 14, 2007 (the “Replacement Capital Covenant”)).
     WHEREAS, on May 14, 2007 the Corporation entered into the Replacement Capital Covenant in connection with its issuance of $250,010,000 aggregate principal amount of its 6.65% Junior Subordinated Notes due 2067 (the “JSNs”) to Huntington Capital III, a Delaware statutory trust (the “Trust”) and the issuance by the Trust of $250,000,000 aggregate liquidation amount of its 6.65% Trust Preferred Securities (the “Trust Preferred Securities” and together with the JSNs, the “Securities”).
     WHEREAS, pursuant to Section 4(b)(ii) of the Replacement Capital Covenant, the Corporation may amend the terms of the Replacement Capital Covenant without the consent of the Holders of Covered Debt provided that such amendment is not adverse to the Holders of Covered Debt and an officer of the Corporation delivers to such Holders a written certificate to that effect.
     WHEREAS, the intent and effect of this Amendment No. 1 is to provide the Covered Debtholders with the potential benefit of the proceeds from the issuance by the Corporation of any and all Replacement Capital Securities after the Amendment Effective Date without regard to the date of such issuance, and without double counting proceeds received in any prior Measurement Period with respect to the Securities.
     NOW THEREFORE, the Corporation hereby amends the Replacement Capital Covenant as set forth in this Amendment No. 1.
Article I
DEFINITIONS
     1.1 Capitalized terms not otherwise amended or defined herein shall have the meanings set forth in the Replacement Capital Covenant.
     1.2 The definition of the term “Measurement Date” as set forth in Schedule 1 to the Replacement Capital Covenant is hereby deleted and replaced in its entirety with the following new definition:
     “Measurement Date” means with respect to any repayment, redemption or purchase of the Securities, the Amendment Effective Date.
     1.3 The definition of the term “Measurement Period” as set forth in

Schedule 1 to the Replacement Capital Covenant is hereby amended to replace the last sentence of such definition, and such last sentence shall be amended to read in its entirety as follows:
     “Notwithstanding the preceding sentence, any proceeds received from an issuance of Replacement Capital Securities will not be counted more than once for the purpose of the limitations set forth in Section 2 of the Replacement Capital Covenant.”
Article II
MISCELLANEOUS
     2.1 Except as otherwise provided in Article I above, all of the provisions of the Replacement Capital Covenant continue in full force and effect.
     2.2 This Amendment No. 1 to Replacement Capital Covenant shall be governed by and construed in accordance with the laws of the State of New York.
[Signature Page to Follow]

     IN WITNESS WHEREOF, the Corporation has caused this Amendment No. 1 to Replacement Capital Covenant to be executed by its duly authorized officer, as of the day and year first above written.

HUNTINGTON BANCSHARES INCORPORATED
By:	/s/ Donald R. Kimble
Name:	Donald R. Kimble
Title:	Senior Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page to Amendment No. 1 to Replacement Capital Covenant]